Exhibit 99.1
Media
& Analysts: Sean Blakley
                       (713) 627-4963
Date:             July 9, 2007
Spectra Energy Partners, LP’s General Partner Appoints New Board Member
HOUSTON — Spectra Energy Partners GP, LLC, the general partner of Spectra Energy Partners, LP (NYSE:SEP), has elected Stewart A. Bliss as an independent director to its board of directors. He will chair the audit committee and serve on the conflicts committee.
“We are delighted to have Stewart join our board,” said Martha Wyrsch, chair of Spectra Energy Partners GP, LLC. “His extensive business experience and service on corporate boards will be a great benefit to Spectra Energy Partners.”
Bliss has been an independent financial consultant and senior business advisor in Denver, Colorado for many years, with expertise that also includes mergers and acquisitions. In early 2007, he served as interim director of the Colorado Department of Economic Development and International Trade.
Bliss was a senior advisor with Green Manning & Bunch, Ltd., a Denver-based investment banking firm from 2000 until 2007. Until recently, he served as lead director and chair of the audit committee on Kinder Morgan Inc.’s board of directors.
Bliss will join independent members Nora M. Brownell and Steven D. Arnold on the Spectra Energy Partners GP, LLC board of directors. Previously elected members to the Spectra Energy Partners GP, LLC board are: Martha B. Wyrsch, chair; and C. Gregory Harper, William S. Garner Jr. and Gregory J. Rizzo.
Spectra Energy Partners, LP is a Delaware limited partnership formed by Spectra Energy Corp to own interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1,400-mile natural gas transportation pipeline located in the Southeastern United States, and 24.5 percent of Gulfstream Natural Gas System, L.L.C., which owns a 690-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico. The combined systems are capable of transporting 2.4 billion cubic feet (Bcf) of natural gas per day. Spectra Energy Partners also owns 50 percent of Market Hub Partners, a partnership that owns high deliverability salt cavern storage assets capable of storing 35 Bcf of natural gas. Visit www.spectraenergypartners.com for more information.
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